Farmer Mac Declares Quarterly Dividends on
Common and Preferred Stock

WASHINGTON, D.C., November 9, 2022 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a fourth quarter dividend of $0.95 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on December 30, 2022 to holders of record of common stock as of December 15, 2022.

Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s five classes of preferred stock. The quarterly dividend of $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D), $0.359375 per share of 5.750% Non-Cumulative Preferred Stock, Series E (NYSE: AGM.PR.E), $0.328125 per share of 5.250% Non-Cumulative Preferred Stock, Series F (NYSE: AGM.PR.F), and $0.3046875 per share of 4.875% Non-Cumulative Preferred Stock, Series G (AGM.PR.G), is for the period from but not including October 17, 2022 to and including January 17, 2023. These preferred stock dividends will be payable on January 17, 2023 to holders of record of those classes of preferred stock as of January 3, 2023.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from its low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700

* * * *